Exhibit 99.1

Berkshire Hills Announces Resignation of Chief Financial Officer and Appointment of Principal Accounting Officer

Pittsfield, MA – July 8, 2013 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) the parent company of Berkshire Bank, announced that Kevin P. Riley, Executive Vice President and Chief Financial Officer, will be resigning on July 12, 2013 to pursue another opportunity.  The company has initiated a replacement search for this position.

“Kevin has made significant contributions to Berkshire since he joined us in 2007,” said Michael P. Daly, Chairman, President and Chief Executive Officer of Berkshire.  “On behalf of the company, I thank him for his service and wish him success in his new endeavor.”

Berkshire also announced that Josephine Iannelli has been named its Principal Accounting Officer.  Ms. Iannelli joined Berkshire as Senior Vice President, Chief Accounting Officer on March 4, 2013.  She began her career at KPMG Peat Marwick, LLP and subsequently served at KeyCorp and then at National City Corporation.  She was responsible for accounting policy at each of these institutions and advanced to the position of Senior Vice President, ultimately responsible for loan purchase accounting, integrating National City into PNC Financial Services Group.  She has recently also provided independent accounting consulting services for top ten national banks.

In addition, Mario L. Solari, CPA, Audit and Accounting Partner, Financial Institutions Group at Whittlesey & Hadley, P.C., has been retained to provide interim oversight for the Chief Financial Officer position.  Mr. Solari has 28 years of experience in public accounting, primarily with PricewaterhouseCoopers LLP, and has been serving as a consultant to Berkshire since 2012.

“Mr. Solari is already on board and will provide leadership during the CFO transition,” stated Mr. Daly.  “As we have grown, Berkshire has augmented its financial management resources, and since Ms. Iannelli joined us earlier this year, she has overseen and expanded our accounting functions based on her extensive experience.  She and Mr. Solari are well acquainted with our financial team and will also be working with David Gonci, our longtime financial officer and capital markets director to provide interim financial oversight while we expeditiously conduct the recruitment process.”

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company has approximately $5.2 billion in assets and 74 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements made in this document.

INVESTOR CONTACT

Allison O'Rourke; VP, Investor Relations Officer; 413-236-3149

MEDIA CONTACT

Ray Smith; AVP, Marketing; 413-236-3756